Exhibit 10.33

Principal Contract of Export Remittance

Shenzhen Development Bank

July 2009

Special Statement

In order to secure your company’s legitimate interest, before you sign this contract, please read carefully and make sure the accuracy of the following details.

1.	The application files submitted from your company must be true, complete, legitimate, and effective. Misrepresentation, misleading or significant omission are strictly forbidden.

2.	The applicant must make a thorough reading about every clause, especially for the part with bold letters. Please confirm you fully understand the meaning and legal consequences of these parts.

3.	Before signing this contract, your company is eligible to update the details. Once the contract take effect, your company is required to fulfill the obligations as well as sharing the rights of the contract.

4.	For your company’s interest, please contract us in 10 days of any changes, such as living address, mailing address, contact number, business operating fields, and legal representative.

5.	If you have any question regarding this contract, please feel free to consult our bank.

Ref: SDB Chu Rong Zi No. 20110216001

Party A: ShenZhen Development Bank-Dalian Branch (as "Remittance Bank")

Address: #5 Youhao Square, Zhongshan District Dalian

Telephone: 0411-82580729

Representative: Tian Longyi          Occupation: President of Bank

Party B: Dailan Tongfa New Material Development Bank (as "Client")

Address: Lingang Industrial Park, Economic and Technology District, Dalian

Telephone: 0411-82789758

Representative: Zheng Chuantao       Occupation: Chairman

It's mutually agreed to enter the Contract and abide by each and every term herein. The Contract sets out two parties' rights and obligations regarding export remittance and shall not constitute any commitment extended by Remittance Bank to Client. Client shall process remittance export with Remittance Bank pursuant to the Contract, and any specific item hereunder subject to Client's Application for Export Remittance which is approved by Remittance Bank and an inseparable part of the Contract.

T/T means, in accordance with Client's (or as "exporter") application, Remittance Bank provides short-term loan to Client which has shipped goods yet received payments from foreign importer.

1. Client agrees to furnish invoices related to Application for Export Remittance as required. On the other hand, Remittance Bank shall follow international practices to provide reasonable care to review the said invoices and following communications thereafter. Nevertheless, Remittance Bank shall hold no liability against any delayed delivery or loss of invoices, any delay or mistakes arising from transmission malfunction, or any other reasons.

2. Remittance Bank shall enjoy recourse right against Client in connection with export remittance. Remittance Bank shall have right to recourse the entire remitted amount including principal, interest and expenses, provided that any said invoice has been dishonored, outstanding, discounted or refunded (not due to significant negligence of Remittance Bank).

3. Unless otherwise agreed, Remittance Bank shall be obligated to extend credit of line given (a.) collaterals in form of mortgage, pledge or guarantee have been offered, (b.) collateral contract (specifying margin term and representation and guarantee term) signed hereby and (c.) required registration has been processed.

4. Remittance Bank's Presentation and Guarantee

(a) Remittance Bank may deduct the remitted amount including principal, interest and expenses from any amount received in connection with export remittance hereunder.

(b) If Remittance Bank fails to receive payable due or paid amount falls short of total amount of remitted principal, interest and expenses, at the maturity date, Client shall reimburse relevant principal, interest and expenses in a timely manner. Additionally, Remittance Bank shall have right to withdraw the amount of principal, interest and expenses directly from Client's account opened in Shenzhen Development Bank.

(c) Any disputes related to goods or contracts related to export remittance shall be independent from the Contract. Under no circumstances described forehead shall Client defend its default in executing any liabilities hereunder.

5. Early payment from Client shall obtain approvals from both parties.

6. Default and Liabilities

(a) Default

(i) Client defaults its obligations hereunder, or expressively states or indicates by behaviors to fail to perform any obligations hereunder.

(ii) Any statements, documents, representations, guarantees, or commitment furnished by Client are proved to be untruthful, inaccurate, incomplete, or to incorporate fake records, misleading representation or significant omission.

(iii) Client conceals any material facts, refusing incorporation with Remittance Bank for review, inspection or investigation.

(iv) Client violates any other similar contracts made with Remittance Bank or other third party, including but not limited to fiduciary contract, loan contract or collateral contract, or defaults any security of indenture nature, or involved in any proceedings or arbitration arising from such similar contracts or securities.

(v) Client's guarantor violates contracts related to collateral, mortgage or pledge contracts, defaulting collateral contract, or collateral contract is unenforceable, invalid or revoked.

(vi) Client neglects company management and due creditor's rights, or transfers its important assets improperly or at unreasonably low price, or evades its liabilities by other means.

(vii) Client fakes contracts and arrangements with any other third party (including but not limited to Client's related party), e.g. discounting or pledging creditor's rights like receivables backed by no transaction background in order to cheat for Remittance Bank's or other bank's loans or credit line.

(viii) Client intentionally escapes from its liabilities towards bank via related transaction or other means.

(ix) Client incurs significant economic problems, worsening financial position, material financial loss, asset loss (including but not limited to asset loss arising from extending guarantee to third party), or any other financial crisis.

(x) Client is convicted to have illegal operational behaviors, in the middle of receiving administrative penalty, criminal punishment or investigations by competent authorities, or is possibly involved into administrative or criminal punishment.

(xi) Client incurs circumstances like shake-off, merger, acquisition, disposal of important assets, deduction of registered capital, liquidation, reorganization, deregistration, declared to be bankrupt, or winding-up.

(xii) Remittance Bank believes that change to Client's controlling shareholder or actual controller has or may probably threaten the safety of Remittance Bank's creditor right, or Client's controlling shareholders, actual controller, legal representative or senior officers are involved into material events including but not limited to having or possibly having administrative/criminal punishment due to illegal operations or in the middle of investigation, involving into legal proceeding or arbitration, or worsening financial position, bankruptcy or winding-up.

(xiii) The industry Client is devoted to has adverse change which Remittance Bank deems to have or possibly threatened the recognition of its creditor's right.

(xiv) Client alters the use of export remittance at its discretion, or appropriates the fund to develop illegal or unregulated transactions.

(xv) Client fails to settle loans with or put margin to Remittance Bank.

(xvi) Other circumstances that threaten or may threaten the recognition of creditor's right hereunder.

(b) Liabilities

If Client incurs any of default events stated above, Remittance Bank shall have right to adopt any or multiple following measures:

(i)announcing acceleration of maturity regarding whole or part of liabilities hereunder and requiring Client to repay any contract-related costs including due diligence, review, notarization, or attorney fee, legal cost, travel fee, announcement fee, service and execution fee that paid by Remittance Bank for recognizing its creditor's right.

(ii) ceasing or terminating to release any loans specified under the Contract.

(iii) having right to deduct remittance-related principal and expenses directly from Client's or Guarantor's accounts.

(iv) requiring Client to add new collaterals for creditor's rights hereunder.

(v) excising collateral-related rights, requiring guarantor to perform its obligation or dispose collaterals to recognize its creditor's right.

(vi) having right to collect principal, interest, penalty, compound interest or related expenses from Client, or to deduct the above-mentioned amount directly from Client's account opened in Shenzhen Development Bank, provided that Client fails to repay the remitted principal and interest as agreed. Remittance Bank shall have right to collect penalty interest calculated as agreed interest rate plus 50% additional penalty rate, based on remitted amount as of the date of delayed payment. For any delayed interest payable, penalty shall be compound by penalty rate.

For principal outstanding within 90 days or fewer, Client shall repay as per the sequences of (aa) interest including penalty and compounded, and (bb) principal. For principal outstanding exceeding 90 days, payment sequence shall be principal and then interest including penalty and compounded.

(vii) If Client alters the use of remitted loans, Remittance Bank shall be entitled to collect principal, interest, compound, penalty interest and relevant expenses from Client, or directly deduct the above-set amount from Client's account opened in Shenzhen Development Bank. Remittance Bank shall have right to adjust interest by adding 100% penalty rate to agreed interest as of the date of appropriation. For any interest unpayable in time, penalty rate shall be compounded.

(viii) Remittance Bank shall be impowered by laws to claim subrogation against Client's debtors. Accordingly, Client shall provide all the necessary assistance as Remittance Bank required. Expenses arising from executing right of subrogation shall be covered by Client.

(ix) pleading court to revoke Client's any behaviors such as giving up matured creditor's rights, transferring assets without considerations or at obviously low price. Client shall provide assistance as required and bear all the expenses arising therefrom.

(x) Remittance Bank shall have lawful and contractual right to claim for other relieves.

7. Group Client's Credit Line and Special Statement about Related Transaction

(a) Group client means the enterprise entity featured as:

(i) having, direct or indirect, controlling interest or operational control in other enterprise entity, or being controlled by other enterprise entity.

(ii) commonly controlled by the third party enterprise

(iii) commonly controlled, directly or indirectly, by majority shareholders, key management or closed family members (with lineal relationship under three generations, or collateral relationships under two generations)

(iv) other related relations. Group client shall be deemed to have credit line manipulation given transferring assets and profits off the fair price.

(b) Client shall timely report any transaction accounting for 10% of its net assets, including relationships among related parties, nature and content of transaction, price or percentage, and pricing policy (including transaction without prices or very low price).

8. Expense Term

(a) Client shall bear any expenses arising from due diligence, review, notarization, validation or registration in connection with the Contract.

(b) Any expenses incurred by Remittance Bank for urging Client to pay any unpaid principal and interest, including announcement, service, appraisal, travel, evaluation, attorney's fee, legal cost, auction, property safety protection and enforcement, shall be borne by Client.

9. Amendment and Termination

It's mutually agreed that Client and Remittance Bank may amend or terminate in writing the Contract from time to time,

10. Client's Representations, Guarantees and Commitment

Client

(a) is lawfully set up within its jurisdiction, effectively existing, holding a good record and all the rights as an enterprise to conduct business as approved by government;

(b) has legitimate rights and authority to sign, deliver and perform the Contract. The Contract is effective, law-binding and executed by Client

(c) represents that all the materials provided to Remittance Bank are truthful, complete, lawful, effective, free from any fake records, misrepresentations or material omission.

(d) hereby represents to fulfill each and every liabilities hereunder with good faith, and shall not develop any behaviors that may threaten the recognition of creditor's right without obtaining Remittance Bank's consent.

(e) hereby represents to notify Remittance Bank about any changes to its home and communication address, contact, scope of business,and legal representative, within ten days thereafter. If Client fails to perform the foresaid liabilities, any notices or documents sent by Remittance Bank to original address shall be deemed accepted by Client.

(f) hereby confirms to have carefully read, have knowledge of and fully understand each and every terms herein, and entering the Contract reflects its true willingness.

11. Others

(a) Throughout the term, Remittance Bank's extending grace period or delaying excising its lawful rights against Client's default subject to the Contract and Application for Export Remittance shall not (i) injure, impact or restrict Remittance Bank's any rights and interests as a creditor pursuant to the Contract and Application for Export Remittance, not (ii) be construed as Remittance Bank's approval for Client's default, nor (iii) be deemed as Remittance Bank relinquishes any rights to claim against Client's current or possible default in future.

(b) If any provision of the contract or whole contract is held to be invalid for whatever reasons, Client shall perform its paying liabilities. Under the foresaid circumstances, Remittance Bank shall have the right to terminate specific transactions hereunder and request Client to pay the whole loans in no time.

(c) Any notices or communications between Remittance Bank and Client shall be proceeded in written form.

(d) The Contract shall continue to bind parties hereto regarding export remittance transaction. Nevertheless, Client shall cooperate with Remittance Bank provided that Remittance Bank believes necessary to renew the Contract.

12. The Contract shall be attached seals by parties hereto and singed or attached seals by authorized representatives, prior to effectiveness.

13. The Contract is governed by laws of People's Republic of China or international practicals where China's laws uncovered. Any disputes arising from execution shall be solved or negotiated by parties hereto, or if failed, filing law suites to the court at the location of Contract signing where Shenzhen Development Bank Dalian Branch is located.

14. Notarization of Enforcement

The Contract is free from notarizing statement of enforcement.

15. Miscellaneous

None

16. The Contract is made in duplicates, one for each, having equal law-binding force.

Client's Seal: /s/ Chuan-Tao Zheng

Signature by Representative or Agent

Date: Feb. 16th 2011

Remittance Bank's Seal: /s/ Tian Longyi

Signature by Representative or Agent

Date: Feb. 16th 2011